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                                                                   Exhibit 99.1
LONE STAR TECHNOLOGIES, INC.                                  NEWS RELEASE

                                                    CONTACT: CHARLES J. KESZLER
                                                                 (972) 770-6495
                                                            Fax: (972) 770-6471

FOR IMMEDIATE RELEASE
July 11, 2000

             LONE STAR TECHNOLOGIES, INC. FILES REGISTRATION STATEMENT
              FOR PUBLIC OFFERING OF 3,750,000 SHARES OF COMMON STOCK

Dallas, TX, July 11, 2000 - Lone Star Technologies, Inc. (Lone Star), NYSE:
LSS, today announced that it has filed a registration statement with the Securities and Exchange Commission for an offering of 3,750,000 shares of its common stock. Bear, Stearns & Co. Inc. is acting as lead manager and Banc of America Securities LLC, Dain Rauscher Wessels and The Robinson-Humphrey Company are acting as co-managers.

        Net proceeds of the offering will be used to repay a substantial portion of Lone Star's indebtedness, including indebtedness relating to Lone Star's recent acquisitions; to acquire other businesses and to fund development of new products; to fund capital expenditures to enhance productivity; and to provide funds for general corporate purposes.

        Of the shares being offered, 3,000,000 are being offered by Lone Star and 750,000 shares are being offered by a selling shareholder. Proceeds from the sale of stock by the selling stockholder will be paid directly to the selling stockholder. Lone Star and the selling stockholder have granted the underwriters an option to purchase up to an additional 562,500 shares to cover any over-allotments.

        Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products, including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

        A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

        When publicly available, copies of the preliminary prospectus relating to this offering may be obtained by fax to Bear, Stearns & Co. Inc. at (516) 254-7140.